Exhibit 99.1

Adial Pharmaceuticals Announces Reverse Stock Split to Regain
Compliance with Nasdaq’s Minimum Bid Price Requirement

Common Stock Will Begin Trading on Split-Adjusted Basis on February 6, 2026

GLEN ALLEN, Va. – February 3, 2026 – Adial Pharmaceuticals, Inc. (NASDAQ: ADIL) (“Adial” or the “Company”), a clinical-stage biopharmaceutical company focused on developing therapies for the treatment and prevention of addiction and related disorders, today announced that it will effect a 1-for-25 reverse stock split (the “Reverse Split”) of its common stock, par value $0.001 per share (“Common Stock”), that will become effective on February 5, 2026 at 11:59 p.m. Eastern Time (the “Effective Time”). Adial’s Common Stock will continue to trade on the Nasdaq Capital Market (“Nasdaq”) under the symbol “ADIL” and will begin trading on a split-adjusted basis when the Nasdaq opens on February 6, 2026. The new CUSIP number for the Common Stock following the Reverse Split will be 00688A304.

The 1-for-25 Reverse Split will proportionally reduce the number of outstanding shares of Company Common Stock from approximately 27.8 million shares to approximately 1.1 million shares and the ownership percentage of each shareholder will remain unchanged other than as a result of fractional shares. Proportional adjustments will be made to the number of shares of Common Stock issuable upon exercise or conversion of the Company’s outstanding equity awards and warrants, as well as the applicable exercise price. There will be no change to the total number of authorized shares of Common Stock as set forth in the Certificate of Incorporation of the Company, as amended.

Among other considerations, the Reverse Split is intended to bring the Company into compliance with the minimum bid price requirement for maintaining the listing of its Common Stock on the Nasdaq , and to make the bid price more attractive to a broader group of institutional and retail investors. The Nasdaq requires, among other things, that a listed company’s common stock maintain a minimum bid price of at least $1.00 per share.

“We continue to make meaningful progress across our partnering and regulatory strategies,” said Cary Claiborne, President and Chief Executive Officer of Adial Pharmaceuticals. “We believe this reverse stock split represents an important step to strengthen our capital markets profile, restore compliance with Nasdaq’s minimum bid price requirement, and create a more efficient public float that supports broader institutional and long-term investor interest. With this action behind us, we remain highly optimistic about Adial’s future and are focused on executing our strategic priorities and advancing AD04, our genetically targeted serotonin-3 receptor antagonist for the treatment of Alcohol Use Disorder. We look forward to providing updates as we move the company into its next phase of growth.”

The Company’s transfer agent, VStock Transfer, LLC, which is also acting as the paying agent for the Reverse Split, will provide instructions to stockholders regarding the process for exchanging stock certificates. Any person who would otherwise be entitled to a fractional share of Common Stock as a result of the reclassification and combination following the Effective Time (after taking into account all fractional shares of Common Stock otherwise issuable to such holder) shall be entitled to receive a cash payment equal to the number of shares of the Common Stock held by such stockholder before the Reverse Split that would otherwise have been exchanged for such fractional share interest multiplied by the average closing sales price of the Common Stock as reported on the Nasdaq for the ten days preceding the Effective Time.

About Adial Pharmaceuticals, Inc.

Adial Pharmaceuticals is a clinical-stage biopharmaceutical company focused on the development of treatments for addictions and related disorders. The Company’s lead investigational new drug product, AD04, is a genetically targeted, serotonin-3 receptor antagonist, therapeutic agent for the treatment of Alcohol Use Disorder (AUD) in heavy drinking patients. Adial is currently planning to conduct a new Phase 3 clinical trial program for the treatment of AUD in subjects with certain target genotypes identified using the Company’s proprietary diagnostic genetic test. ONWARD showed promising results in reducing drinking in heavy drinking patients, with no overt safety or tolerability concerns. AD04 is also believed to have the potential to treat other addictive disorders such as Opioid Use Disorder, gambling, and obesity. Additional information is available at www.adial.com.

Forward Looking Statements

This communication contains certain “forward-looking statements” within the meaning of the U.S. federal securities laws. Such statements are based upon various facts and derived utilizing numerous important assumptions and are subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements preceded by, followed by or that otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “projects,” “estimates,” “plans” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “may” and “could” are generally forward-looking in nature and not historical facts, although not all forward-looking statements include the foregoing. The forward-looking statements include statements regarding the Reverse Split allowing us to regain compliance with Nasdaq’s minimum bid price requirement, making the bid price more attractive to a broader group of institutional and retail investors, strengthening the Company’s capital markets profile, and creating a more efficient public float that supports broader institutional and long-term investor interest; and the potential of AD04 to treat other addictive disorders such as Opioid Use Disorder, gambling and obesity. Any forward-looking statements included herein reflect our current views, and they involve certain risks and uncertainties, including, among others, our ability to regain and maintain compliance with the Nasdaq’s minimum bid price, our ability to attract a broader group of institutional and retail investors; and our ability to pursue our regulatory strategy. These risks should not be construed as exhaustive and should be read together with the other cautionary statement included in our Annual Report on Form 10-K for the year ended December 31, 2024, subsequent Quarterly Reports on Form 10-Q and current reports on Form 8-K filed with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which it was initially made. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, unless required by law.

Contact:

Crescendo Communications, LLC

David Waldman / Alexandra Schilt

Tel: 212-671-1020

Email: ADIL@crescendo-ir.com